Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 1st day of July, 2004, by and among Francis J. Cianciola (“Employee”) and The Peoples Holding Company (“Peoples”).

W I T N E S S E T H:

WHEREAS, Peoples desires to employ Employee on the terms and conditions set forth in this Agreement and Employee desires to be employed by Peoples on such terms and conditions;

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants hereinafter set forth, the parties agree as follows:

I. EMPLOYMENT. Peoples agrees to employ Employee and Employee agrees to remain in the employ of Peoples, upon the terms and subject to the conditions provided herein.

II. POSITION, DUTIES AND RESPONSIBILITIES.

A. Employee shall serve as an officer and employee of Peoples with such duties as shall be mutually agreed upon by Employee and Peoples, shall serve as President and Chief Executive Officer of Renasant Bank, a Tennessee banking corporation and an affiliate of Peoples (the “Company”), and shall also serve in such other capacity or capacities as shall be mutually agreed upon from time to time by Employee and Peoples. Employee shall report directly to the President and Chief Executive Officer of Peoples (the “Peoples CEO”) and to the Board of Directors of the Company.

B. Employee’s duties shall include the responsibility for the operations of the Company consistent with Peoples’ policies as they currently exist and as they may change over time and such other duties as may from time to time be delegated to Employee by the Peoples CEO. Employee shall perform services when and as directed by the Company and Peoples and as more fully described below, except with Employee’s prior written consent, Employee’s assigned duties shall not be inconsistent with his position. Peoples agrees to vote its stock in the Company to elect Employee as a director of the Company during his employment with the Company. Peoples, also, agrees to cause Employee to be nominated to the Board of Directors of Peoples during Employee’s employment.

C. Employee shall devote substantially all of his business time, attention and efforts in the faithful performance of his duties hereunder, provided, however, Employee may continue his current investing in real estate and other investment opportunities as long as such activities do not interfere with Employee’s duties and responsibilities under this Agreement.

D. Subject to the policies, procedures and code of ethics of Peoples as in effect from time to time, the budget of the Company then in effect (“the “Budget”) and all applicable laws and regulations, Employee shall have exclusive authority over recruiting, hiring, firing and setting compensation of all Company employees.

E. Without the consent of Peoples, Employee shall not cause or permit the Company to:

i)	issue any securities of the Company or any of its affiliates;

ii)	make any tax election or determine the accounting method to be used by the Company or any of its affiliates;

iii)	establish a subsidiary or transfer any interest in any subsidiary or merge or consolidate any subsidiary of the Company with any other entity;

iv)	adopt a budget or make any material deviations from the Budget then in effect;

v)	sell, exchange, lease, mortgage, pledge, charge or otherwise transfer or encumber all or any portion of the assets of the Company or any subsidiary;

vi)	enter into any business combination, strategic partnership or joint venture with another individual, partnership, corporation, trust, limited liability company or any other entity (any of the foregoing may be referred to as “Person”), or acquire or dispose of all or any interest in any other Person, merge or consolidate with or into another Person;

vii)	create, incur, assume or otherwise become liable with respect to any obligation for borrowed money (including a guarantee of, or contingent liability for, the indebtedness or other obligations of any Person), or issue any bonds, debentures, notes or other evidences of indebtedness;

viii)	enter into any transaction or series of related transactions involving capital expenditures, including incoming lease commitments, purchases of equipment or inventory or other expenditures that are not consistent with the Budget then in effect;

ix)	authorize or enter into or amend any agreement, commitment or other transaction, or any series of related agreements, commitments or other transactions between the Company and any affiliate; or

x)	take any action outside the ordinary course of business.

F. Employee represents and warrants that he is not bound by any employment, consulting, non-competition, confidentiality, finders, marketing or other agreement or arrangement that would, or might reasonably be expected to, prohibit or restrict him from performing his duties and obligations.

III. COMPENSATION AND BENEFITS.

A. The Company shall pay Employee an annual salary of Two Hundred and Ten Thousand Dollars ($210,000.00), payable in equal installments every two (2) weeks in accordance with the Company’s regular payroll policy subject to tax withholding for taxes as required by law. Employee may receive bonuses in accordance with Peoples’ policies in effect from time to time and may be eligible for salary increases as may be mutually agreeable from time to time.

B. Employee shall also be entitled to receive the benefits of Peoples and its affiliates specified in Schedule 3(b). To the extent permitted by law and each applicable benefit plan, all prior years of service with the Company will be counted for vesting and eligibility purposes under all applicable Peoples benefit plans. In addition, upon Employee reaching the age of 55, Employee shall become eligible to participate in Peoples’ Early Retirement Medical Benefit.

C. Employee is authorized to incur necessary and customary expenses in connection with the business of Peoples and the Company, including expenses for entertainment, trade association meetings, travel, promotion and similar matters, consistent with Peoples’ and the Company’s policies as in effect from time to time. The Company will pay or reimburse Employee for such expenses upon presentation by Employee of appropriate records to verify such expense.

D. Employee shall be entitled to the use of a leased or Company-owned six-passenger motor vehicle to include all operating and maintenance expenses.

IV. TERM. Employee’s employment shall commence on July 1, 2004, and shall terminate on June 30, 2009 unless terminated sooner as provided in this Agreement.

V. TERMINATION.

A. If Employee becomes physically or mentally disabled, as determined in the good faith judgment of Peoples’ Board of Directors, Employee’s employment may be terminated upon sixty (60) days written notice.

B. Employee may be terminated for cause (“Cause”) by Peoples if:

1.	the Employee commits, or is convicted of, or enters a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude or any other criminal activity or unethical conduct that, in the good faith opinion of the Board of Directors of Peoples, would seriously impair Employee’s ability to perform his duties hereunder or would impair the business reputation of Peoples, the Company or any of their affiliates;

2.	in the good faith opinion of the Board of Directors of Peoples, the Employee has failed to perform the duties assigned to him and such failure is not cured within thirty (30) days of receipt by Employee of written notice thereof;

3.	the Employee willfully and knowingly violates any statute, rule or regulation under the federal banking laws or the banking laws of any state that, in the good faith opinion of the Board of Directors of Peoples, would seriously impair Employee’s ability to perform his duties hereunder or would impair the business reputation of Employee, Peoples, the Company or any of their affiliates; or

4.	in the good faith opinion of the Board of Directors of Peoples, the Employee materially breaches any provision of this Agreement.

C. Employee may terminate Employee’s employment upon written notice to Peoples at any time for “Good Reason” or any other reason. “Good Reason” is defined to mean (i) a significant diminution of duties from those assigned to Employee at commencement of this Agreement, (ii) a relocation of Employee outside of Shelby County, Tennessee without Employee’s consent, (iii) the failure by the Company and Peoples to elect Employee the President and Chief Executive Officer and a director of the Company throughout the term of this Agreement, or (iv) any material breach of this Agreement by Peoples which is not cured within thirty (30) days of receipt by Peoples of written notice thereof. If Employee terminates for Good Reason, then Employee shall receive a payment equal to Employee’s annual base salary at the time of termination, payable in a lump sum upon termination. Employee shall, also, receive a payment equal to his average bonus for the prior two (2) years and a payment equal to the then current annual lease payment on the motor vehicle described in Section 3(d). Peoples shall, also, pay a portion of Employee’s COBRA premium under the same terms as it pays its other employees’ health insurance premiums for a period of one (1) year. Peoples and Employee may mutually agree to have Peoples make a payment equal to Employee’s annual base salary at the time of termination plus an amount equal to Employee’s average bonus for the two (2) years prior to termination, payable in twelve (12) equal monthly installments beginning on the first anniversary date of Employee’s termination (an “Extension Payment”).

D. Peoples may terminate Employee’s employment without cause upon four (4) weeks notice to Employee. If Employee is terminated without cause, Employee will receive a payment equal to the Employee’s annual base salary at the time of termination, payable in a lump sum upon termination. Employee shall, also, receive a payment equal to his average bonus for the prior two (2) years and a payment equal to the then current annual lease payment on the motor vehicle described in Section 3(d). Peoples shall, also, pay a portion of Employee’s COBRA premium under the same terms as it pays its other employees’ health insurance premiums for a period of one (1) year. Peoples and Employee may mutually agree to have Peoples make an Extension Payment.

E. If Employee’s employment is terminated under Sections 5(a) or (b), or if Employee terminates his employment for any reason other than “Good Reason,” then Peoples shall pay to Employee his salary through the date of termination as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Section 3.

F. If a Change in Control (as hereinafter defined) occurs after the date hereof and during the term of this Agreement and within three (3) years after such Change in Control, either Peoples shall terminate the Employee’s employment without Cause, or the Employee shall terminate employment with Peoples for Good Reason, then the Employee shall be entitled to the benefits provided below for the three (3) year period after Change in Control or the remaining portion of said three (3) year period following the date of termination. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred if: (i) Company sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of Company with any other corporation or corporations, provided that the shareholders of Company, as a group, do not hold, immediately after such event, at least fifty percent (50%) of the voting power of the surviving or successor corporation; (iii) any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act) of Common Stock of Company representing fifty percent (50%) or more of the combined voting power of the voting securities of Company (exclusive of persons who are now officers or directors of Company); or (iv) the approval by the shareholders of a liquidation or dissolution of the Company.

1.	“Accrued Obligations”: On the tenth (10th) business day following the date of termination, the Company shall pay to the Employee the sum of (i) the Employee’s annual base salary prorated through the date of termination to the extent not previously paid and (ii) any accrued vacation pay to the extent not previously paid.

2.

“Severance Amount”: The “Severance Amount” shall be an amount equal to 2.99 times the Employee’s annual base salary in effect on the business day prior to the date of termination plus 2.99 times the Employee’s average annual bonus for the two (2) years prior to the Change in Control. The Company shall set aside this amount in escrow for a period of three (3) years and the escrow agent shall pay to the Employee, beginning on the tenth (10th) business day following the date of termination, a monthly amount of one-thirty-sixth (1/36) of the severance amount less any monthly W-2, Schedule C or Schedule F earnings reportable on Internal Revenue Service Form 1040 which are received by the Employee from his present employer or any future employer or employers for a period of thirty-six (36) months or until the earlier exhaustion of the entire severance amount plus interest thereon. In the event of the Employee’s death after a termination for which a “Severance Amount” is payable, the escrow agent shall continue to pay to the Employee’s spouse or other named beneficiary the remaining obligation owed the Employee under the terms of this Agreement and the escrow agreement. The Company may, however, at its option, elect to pay the Severance Amount to the Employee, or in the event of his death, his spouse or other named beneficiary, in the form of a lump-sum cash payment on or before the date the first monthly payment is due; or the Company, at its option, at anytime during the term of the escrow agreement, can direct the escrow agent to pay the Employee, the Employee’s spouse, or named beneficiary, as the case may be, the then remaining balance of the severance amount, plus any accrued and accumulated interest thereon, in the form of a lump-sum cash payment, and the rights and obligations of all parties under both this Agreement and escrow agreement shall be terminated.

In the event, subsequent to the Change in Control, the Employee (i) violates the provisions of Section 6 or (ii) engages in any conduct which would violate the provisions of Section 6 if the Restricted Period (as defined below) were still in effect (if the Restricted Period has expired or expires during such time), then any obligation of the Company under this Section 5(f) is terminated, and the Employee shall not be entitled to any further benefits under this Agreement. If this Section 5(f) is applicable, then the Restricted Period is the period set forth in Section 6(d)(3).

The severance amount set aside in escrow shall be invested according to the provisions of an escrow agreement and the interest earned included in the amount payable to the Employee. Any severance amounts not paid to the Employee shall be returned to the Company at the end of the thirty-six (36) month escrow period, or sooner should the Employee (i) violate the provisions of Section 6 or (ii) engage in any conduct which would violate the provisions of Section 6 if the Restricted Period (as defined below) were still in effect (if the Restricted Period has expired or expires during such time). All interest earned on the account shall be paid to the Employee following the final severance payment. If this Section 5(f) is applicable, then the Restricted Period is the period set forth in Section 6(d)(3).

3.	“Other Benefits”: To the extent not previously provided, the Company shall timely pay or provide to the Employee and/or the Employee’s family any other amounts or benefits including benefits from welfare benefit plans required to be paid or provided for which the Employee and/or the Employee’s family is eligible to receive pursuant hereto and under any plan, program, policy or practice or contract or agreement of Peoples as those provided generally to other peer executives and their families during the ninety (90) day period immediately preceding the date hereof or, if more favorable to the Employee, as those provided generally after the date here of to other peer executives of Peoples and their families.

4.	If termination of the Employee occurs less than three (3) years after such Change in Control, then the benefits provided by this Agreement shall be prorated on the ratio of the remaining portion of said three (3) year period to the full three (3) year period following Change in Control.

“Excess Parachute Payment”: Anything herein to the contrary notwithstanding, in the event that an independent accountant shall determine that any payment or distribution by the Company, Peoples or their affiliates to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms hereof or otherwise) (a “Payment”) would be nondeductible by the Company, Peoples or their affiliates for Federal income tax purposes because of Code §280G or would constitute an “excess parachute payment” (as defined in Code §280G), then the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant hereto or pursuant to any other agreement with the Company, Peoples or their affiliates because of the occurrence of a Change in Control (such payments or distributions are hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. For purposes of this paragraph, the “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any payment to be nondeductible by the Company, Peoples or their affiliates because of Code §280G or without causing any portion of the Payment to be subject to the excise tax imposed by Code §4999.

If the independent accountant determines that any Payment would be nondeductible by the Company, Peoples or their affiliates because of Code §280G or that any portion of the Payment would be subject to the excise tax imposed by Code §4999, the Company shall promptly give Employee notice to that effect. The Employee may then elect, in the Employee’s sole discretion, which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount, and shall advise the Company and Peoples in writing of the Employee’s election within ten (10) days after the Employee’s receipt of such notice. If no such election is made by the Employee within such ten (10) day period, Peoples may elect which and how much of the Agreement Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Agreement Payments equals the Reduced Amount) and shall notify the Employee promptly of such election. For purposes of this paragraph, present value shall be determined in accordance with Code §280G(d)(4). All determinations made by the independent accountant under this paragraph shall be binding upon the Company, Peoples or their affiliates and the Employee and shall be made within sixty (60) days of a termination of employment of the Employee. As promptly as practicable following such determination and the elections hereunder, the Company, Peoples or their affiliates, as applicable, shall pay to or distribute to or for the benefit of the Employee such amounts as are then due to the Employee hereunder and shall promptly pay to or distribute for the benefit of the Employee in the future such amounts as become due to the Employee hereunder.

As a result of the uncertainty in the application of Code §§280G and 4999 at the time of the initial determination by the independent accountant hereunder, it is possible that Agreement Payments will be made by the Company, Peoples and/or their affiliates which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Company, Peoples and/or their affiliates should have been made (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the independent accountant, based upon the assertion of a deficiency by the Internal Revenue Service against the Employee, the Company, Peoples or any of their affiliates which the independent accountant believes has a high probability of success, determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Company, Peoples or their affiliates, as applicable,, together with interest at the applicable Federal rate provided for in Code §7872(f)(2); provided, however, that no amount shall be payable by the Employee to the Company, Peoples or their affiliates, as applicable, if and to the extent such payment would not reduce the amount which is subject to taxation under Code §4999 or if the period of limitations for assessment of tax under Code §4999 against the Employee shall have expired. If the Employee is required to repay an amount under this Section, the Employee shall repay such amount over a period of time not to exceed one (1) year for each Twenty-Five Thousand Dollars ($25,000.00) which the Employee must repay to the Company, Peoples or their affiliates, as applicable. In the event that the independent accountant, based upon controlling precedent, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company, Peoples or their affiliates, as applicable, to or for the benefit of the Employee together with interest at the applicable Federal rate provided for in Code §7872(f)(2)(A).

The Company shall bear all costs the independent accountants may incur in connection with any calculations contemplated herein.

If this Section 5(f) applies, Employee shall not be entitled to receive any payments or benefits under Sections 5(c), 5(d) or 5(e).

VI. NON-COMPETITION.

A. In consideration of the sums paid by Peoples to Employee pursuant to the Agreement and Plan Merger Agreement by and among Peoples, Peoples Merger Corporation and Renasant Bancshares, Inc. dated February 17, 2004 (the “Merger Agreement”) and the salary and benefit payments to be made to the Employee under the terms of this Agreement, Employee hereby covenants to Peoples that during the Restricted Period (as hereinafter defined), he shall not, except on behalf of the Company, Peoples and their affiliates directly or indirectly, in his own capacity or through any other Person, whether as owner, consultant, executive, partner, member, manager, officer, director, venturer, agent, through stock ownership, investment of capital, lending of money or property, rendering of services (including, without limitation, rendering services as an employee) or otherwise, engage in the Business (as hereinafter defined) or any business similar thereto in the Territory (as hereinafter defined).

B. During the Restricted Period, Employee covenants that he will not, directly or indirectly, in his own capacity or through any other Person (as defined above) (i) solicit or contact for business purposes any existing customer, supplier, or prospective customer or supplier, of the Company, Peoples or any of their affiliates for the purpose of competing with the Business for himself or for any other Person, (ii) induce, or attempt to induce, any employees, agents, consultants or suppliers of or to the Company, Peoples or any of their affiliates, or any other Person to do anything from which Employee is restricted by reason of this Section 6, (iii) interfere with existing or proposed agreements or other arrangements, or knowingly interfere with future agreements or other arrangements, between the Company, Peoples or any of their affiliates on the one hand and any other Person on the other hand or (iv) induce, attempt to induce, solicit, offer or aid others to offer employment or engagement as a consultant or agent to anyone who is an employee, agent or consultant of or to the Company, Peoples or any of their affiliates.

C. Territory means Shelby and Fayette Counties in Tennessee and DeSoto County, Mississippi, or any other county in which Employee may be assigned to work for the Company, Peoples or their affiliates.

D. The Restricted Period means:

(1)	The period beginning with the date Employee commences employment and ending the later of either (i) five (5) years after the date hereof or (ii) one (1) year after Employee ceases to be an employee of Peoples or any of its affiliates, unless Peoples and Employee agree to an Extension Payment, in which case the period in clause (ii) of this sentence will be two (2) years; however, this Subsection (d)(1) shall not apply if Subsection(d)(2) or (d)(3) apply.

(2)

If Employee is terminated under Section 5(c) or 5(d) and such termination is not in connection with a Change in Control, then the Restricted Period means the period beginning with the date Employee commences employment and ending the later of either (i) three (3) years after the date hereof or (ii) one (1) year after Employee ceases to be an employee of

Peoples or any of its affiliates, unless Peoples and Employee agree to an Extension Payment, in which case the period in clause (ii) of this sentence will be two (2) years.

(3)	If the termination occurs pursuant to Section 5(f), then the Restricted Period means the period beginning with the date Employee commences employment and ending three (3) years after the date hereof.

E. “Business” means commercial banking, financial services or the lending of money.

F. The Restricted Period shall be extended by the period of time, if any, during which Employee is in violation of the Employee’s agreement and obligation. If Employee violates the provisions of this Section 6, then, in addition to, and not in lieu of, any other remedy available to Peoples or its affiliates, any obligation of Peoples or its affiliates to make any payment under Section 5 including, without limitation, any Extension Payment shall terminate.

G. Employee acknowledges that a breach of the covenants contained in this Agreement, including the covenants contained in this Section 6, may cause irreparable damage to the Company, Peoples or their affiliates, the amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees, that, in addition to any other remedy which may be available at law or in equity, the Company, Peoples and each affiliate shall be entitled to specific performance and injunctive relief to prevent any actual, intended or likely breach. The parties acknowledge that the time, scope and other provisions of this Section 6 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable for a transaction of the nature provided for in the Merger Agreement and payments to Employee under Section 3 of this Agreement.

H. In the event that the agreements in this Section 6 or any other provision contained in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable such agreements or provisions shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action so as to be enforceable to the extent consistent with then applicable law. The existence or alleged existence of any claim which Employee may have against the Company, Peoples or any affiliate shall not constitute a defense or bar to the enforcement of any of the provisions of this Section 6 and shall be pursued through separate court action by Employee.

I. Employee may be permitted to own not more than five percent (5%) of the outstanding capital stock of (i) a publicly-owned corporation engaged in the Business or (ii) other community banks which do not have any offices in the Territory so long as, in each case, Employee is not in control of such corporation; does not serve as a director, officer, employee, agent or consultant to such corporation; or does not otherwise violate the provisions of this Section 6.

VII. DISCLOSURE OF INFORMATION. Employee shall not, at any time during the term of Employee’s employment at Peoples or at any affiliate or thereafter, disclose to any Person, except as required by law, any non-public information (including, without limitation, non-public information obtained prior to the date hereof) concerning the business, clients or affairs of the Company or Peoples, or any affiliate of the Company or Peoples, for any reason or purpose whatsoever. Employee shall not make any use of any of such non-public information for his own purpose or for the benefit of any Person except the Company. Upon the termination of Employee’s employment at the Company, Employee shall return to the Company or Peoples, as appropriate, all property of the Company or Peoples and any affiliate of the Company or Peoples then in the possession of Employee and all books, records, computer tapes, discs or other electronic media and all other material containing non-public information concerning the business, clients or affairs of the Company, Peoples or any affiliate of the Company or Peoples. Employee shall not retain copies of any material required to be returned to the Company or Peoples.

VIII. INTELLECTUAL PROPERTY. Employee shall promptly disclose, grant and assign to Peoples for its use and benefit any and all marks, designs, logos, inventions, improvements, business processes, technical information and suggestions relating in any way to the business conducted by the Company or Peoples, or any affiliate of the Company or Peoples, which he may develop or which may be acquired by Employee during the term of Employee’s employment at Peoples (whether or not during usual working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement, process or technical information. In connection therewith:

1.	Employee shall without charge, but at the expense of Peoples, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the opinion of Peoples to vest title to any such marks, designs, logos, inventions, improvements, business processes, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in Peoples and to enable them to obtain and maintain the entire right and title thereto throughout the world;

2.	Employee shall render to Peoples at its expense all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks, applications, patents or copyrights and in any litigation in which the Company, Peoples or any of their affiliates may be involved relating to any such trademarks, patents, inventions, improvements, processes or technical information; and

3.	for the avoidance of doubt, the foregoing provisions shall be deemed to include an assignment of future copyright in accordance with Section 201 of the Copyright Act of 1986 and any amendment or re-enactment thereof relating in any way to the business conducted by the Company or Peoples or any affiliate of the Company or Peoples.

IX. HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

X. INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or provided for herein.

XI. AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

XII. CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Tennessee excluding conflicts of law principles. Each party irrevocably (i) submits to the exclusive jurisdiction of any Tennessee state or federal court sitting in the Western District of Tennessee, with respect to matters arising out of or relating hereto, (ii) agrees that all claims with respect to such action or proceeding may be heard and determined in such Tennessee state or federal court, (iii) waives to the fullest possible extent, the defense of an inconvenient forum, (iv) waives the right to a trial by jury and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

XIII. NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

XIV. ATTORNEY’S FEES AND COSTS. If an action at law or in equity is necessary to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, court costs and other expenses, in addition to any other relief to which such party may be entitled.

XV. NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile to a facsimile number given below, provided that a copy is sent by a nationally recognized overnight delivery service (receipt requested), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case as follows:

If to Employee:	Francis J. Cianciola
2177 Germantown Road South
Germantown, TN 38138
Facsimile No.: (901) 312-4098

If to Peoples:	Mr. E. Robinson McGraw
President and CEO
The Peoples Holding Company
Post Office Box 709
209 Troy Street (38804)
Tupelo, MS 38802
Facsimile No.: (662) 680-1234

or to such other addresses as a party may designate by notice to the other parties.

XVI. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estate, legatees and legal representatives. The rights and obligations of the Company and Peoples under this Agreement may be assigned to or assumed by any other Person. Employees’ rights or obligations hereunder may not be assigned to or assumed by any other Person. Any assignment by Peoples and/or the Company shall not affect the Employee’s duties or responsibilities under this Agreement.

XVII. SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

XVIII. SURVIVAL. The provisions of Sections 6 through 18 shall survive the termination of the employment period and to extent provided for in such sections, the provisions shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE

/s/ Francis J. Cianciola
Francis J. Cianciola

THE PEOPLES HOLDING COMPANY

By:	/s/ E. Robinson McGraw
Name:	E. Robinson McGraw
Title:	President and Chief Executive Officer